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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Becky Hall
            Director Investor Relations
            Shelton Communications
            (972) 239-5119

            Stratos Lightwave, Inc. Adopts Stockholder Rights Plan

CHICAGO, March 23, 2001 - Stratos Lightwave, Inc. (Nasdaq: STLW) announced today that its board of directors has adopted a stockholder rights plan and declared a dividend of one right for each outstanding share of Stratos common stock.

President James W. McGinley said, "The rights are intended to protect our company and its stockholders against unfair or coercive takeover tactics and is similar to stockholder rights plans adopted by many other companies. The rights will not prevent a takeover, but should encourage potential acquirors to negotiate with our board prior to making a bid for a substantial stake in the company."

The rights will trade automatically with the common stock and will not be exercisable until it is announced that a person or group has become an "acquiring person" by acquiring 15% or more of Stratos' common stock, or a person or group commences a tender offer that will result in such person or group owning 15% or more of Stratos' common stock. Thereafter, separate right certificates will be distributed, and each right will entitle its holder to purchase for an exercise price of $80, a fraction of a share of participating preferred stock having economic and voting terms similar to one share of Stratos common stock. Methode Electronics, Inc. will not be included in the definition of an acquiring person under the stockholders rights plan at any time prior to Methode's previously announced distribution to its stockholders of all of the shares of Stratos common stock owned by Methode.

Upon announcement that any person or group has become an acquiring person, each right will entitle all rightholders (other than the acquiring person) to purchase, for the exercise price, a number of shares of Stratos common stock having a market value of twice the exercise price. Rightholders would also be entitled to purchase the common stock of another entity having a value of twice the exercise price if, after a person has become an acquiring person, Stratos were to enter into certain mergers or other transactions with such other entity. If any person becomes an acquiring person, the Stratos board of directors may, at its option and subject to certain limitations, exchange one share of Stratos common stock for each right.

The rights should not interfere with a transaction that the Stratos board of directors determines is in the best interests of Stratos and its stockholders, because the board may redeem the rights for $0.01 per right at any time prior to a person or group having become an acquiring person. The dividend will be made on April 3, 2001, payable to stockholders of record on that date and is not

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taxable to stockholders. The rights will expire on April 3, 2011.

A letter summarizing the rights plan in greater detail will be sent to Stratos shareholders after the record date for the distribution of the rights.

About Stratos Lightwave

Stratos Lightwave, Inc. develops, manufactures and sells optical subsystems and components for high data rate networking, data storage and telecommunications applications. These optical systems are used in local area networks (LANs), storage area networks (SANs), metropolitan area networks (MANs), wide area networks (WANs) and central office networking in the telecommunications market. The company also designs, manufactures and sells a full line of optical components and cable assemblies for use in these networks. Stratos Lightwave, Inc. is a subsidiary of Methode Electronics, Inc. [Nasdaq: METHA]